Exhibit 19.1

SENSEONICS HOLDINGS, INC.

INSIDER TRADING POLICY

(As Amended on March 20, 2024)

I.	INTRODUCTION

The purpose of this Insider Trading Policy (this "Policy") is to promote compliance with applicable securities laws by Senseonics Holdings, Inc., a Delaware corporation, and its subsidiary (the "Company") and all directors, officers, employees and consultants thereof, in order to preserve the reputation and integrity of the Company as well as that of persons affiliated therewith.

"Insider trading" refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the Company. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the "SEC") has brought insider trading cases against corporate officers, directors, employees and consultants who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other "tippees" of such officers, directors, employees and consultants who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

Consequently, an "insider" can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

II.	PENALTIES; SANCTIONS

General. Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation.

The Company can be subject to a civil monetary penalty even if the directors, officers, employees or consultants who committed the violation concealed their activities from the Company.

Criminal Penalties. The maximum prison sentence for an insider trading violation is currently 20 years. The maximum criminal fine for individuals is currently $5,000,000, and the maximum fine for non- natural persons (such as an entity whose securities are publicly traded) is currently $25,000,000.

Civil Sanctions. Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation.

The Company (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if the Company knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

In addition, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.

Bounties. The SEC is offering bounties to persons who provide information leading to the imposition of the civil penalty.

III.	POLICY STATEMENT

Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Insider Trading Policy are subject to disciplinary action, at the sole discretion of the Company, including dismissal for cause.

IV.	WHAT IS MATERIAL, NONPUBLIC INFORMATION?

Nonpublic, or inside, information about the Company that is not known to the investing public may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; impending securities splits; securities dividends or changes in dividends to be paid; a call of securities for redemption and, most frequently, financial results.

All information about the Company is considered nonpublic information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, information which has not been available to the investing public for at least one full business day is considered to be nonpublic. Recognized channels of distribution include annual reports, prospectuses, press releases, marketing materials, SEC reports, and publication of information in prominent financial publications, such as The Wall Street Journal.

Nonpublic information is material if it might reasonably be expected to affect the market value of the securities and/or influence investor decisions to buy, sell or hold securities. If a person feels the information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight. Although by no means an all-inclusive list, information about the following items may be considered to be nonpublic information until it is publicly disseminated:

(a)financial results or forecasts;
(b)status of product or product candidate development or regulatory approvals;

(c)communications with government agencies;

(d)strategic plans;

(e)discovery and development of new product candidates;

(f)acquisitions or dispositions of assets, divisions, companies, etc.;

(g)pending public or private sales of debt or equity securities;

(h)declaration of stock splits, dividends or changes in dividend policy;

(i)major contract awards or cancellations;

(j)top management or control changes;

(k)possible tender offers or proxy fights;

(l)significant writeoffs;

(m)significant litigation;

(n)impending bankruptcy;

(o)regulatory developments;

(p)a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

(q)gain or loss of significant partners, customers or suppliers;

(r)pricing changes or discount policies;

(s)corporate partner relationships; and

(t)notice of issuance of patents.

If a person is in doubt as to whether information is public or material, that person should wait until the information becomes public, or should refer questions to the Company’s Chief Financial Officer or General Counsel, who have been designated to act as the Compliance Officers (herein so called.)

V.	HANDLING OF INFORMATION

The Company’s records must always be treated as confidential. Items such as interim and annual financial statements, managed assets information and similar information are proprietary (that is, information pertaining to and used exclusively by the Company), and proprietary information must not be disclosed or used for any purpose other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No director, officer, employee or consultant of the Company shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition negotiations, is confidential and must not be given to outside persons without proper authorization.

All confidential information in the possession of a director, officer employee or consultant is to be returned to the Company at the termination of his or her relationship with the Company.

VI.	TRADING IN THE COMPANY AND OTHER SECURITIES

General Rule. Directors, officers, employees and consultants of the Company shall not effect any transaction in the Company’s securities if they possess material, nonpublic information about the Company. This restriction generally does not apply to the exercise of stock options or settlement of restricted stock units under the Company's stock option or deferred compensation plans, but generally does apply to the sale of any shares acquired under such plans. The provisions set forth in this Section VI and all other provisions of this Insider Trading Policy shall equally apply to the directors, officers, employees and consultants of any subsidiary of the Company, except as noted in the "Trading Window Periods" paragraph below.

This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Pre-Clearance by Compliance Officer. Every director and officer of the Company, as well as other employees of the Company who have been notified that they are required to obtain pre-clearance, shall advise and receive clearance from a Compliance Officer before effecting any transaction in the Company's securities. This shall be done by submitting a completed Trading Approval Form, attached as Exhibit A, to a Compliance Officer. The Compliance Officer shall advise such director, officer or employee whether the proposed transaction is permissible under this Insider Trading Policy by making the appropriate indication and countersigning the Trading Approval Form.

Trading Window Periods. In furtherance of the goals underlying the Company’s Insider Trading Policy, the Company’s directors, officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and all other employees are prohibited from engaging in any transaction in Company securities at all times the Company is not in an open trading window period, which shall begin with the opening of trading after one full trading day has elapsed following the release of the Company's earnings for the immediately preceding fiscal period to the public and run through the close of trading on the date that is sixteen (16) calendar days prior to the end of the next quarter (the "Trading Window Period"). The prohibition on trading in Company securities by such persons at all times other than during  the Trading Window Period is designed to prevent any inadvertent trading by such persons in the Company's  securities during times when there may be material financial information about the Company that has not been publicly disclosed. This Trading Window Period may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades inappropriate. It is important to note that the fact that the Trading Window Period has closed early or has not opened should be considered inside information. An employee or director who believes that special circumstances require him or her to trade outside the Trading Window Period should consult with a Compliance Officer. Permission to trade outside the Trading Window Period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned. The Company will send a notice to the Company’s directors, officers and employees at the times when the Trading Window Period opens and closes. The grant or exercise of stock options to purchase the Company's stock is permitted outside the Trading Window Period (although any sale of such stock outside the Trading Window Period is prohibited unless such sale is made pursuant to an approved Rule 10b5-1 Trading Plan, as discussed below).

Speculative or Short-term Trading. No employee, director or consultant may engage in short sales, transactions in put or call options, hedging transactions, securities pledging, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.

Short-Swing Trading/Control Stock/Section 16 Reports. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to trigger the short-swing profit liability provisions under Section 16(b) of the Exchange Act, should comply with the limitations on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all required Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Black-out Communications. In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Rule 10b5-1 Trading Plan entered into in compliance with this policy and the Company’s separate Rule 10b5-1 guidelines; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

Trading in Securities of Other Entities. In addition, no director, officer, employee or consultant of the Company, who in the course of working for the Company learns of material, nonpublic information about an entity, shall effect any transaction in the securities of another entity, the value of which is likely to be affected by such information. This includes, without limitation, an entity with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers or an entity that is involved in a potential transaction or business relationship with the Company. Please note that this provision is in addition to the restrictions on trading in securities of other entities set forth in any Code of Ethics of the Company.

Applicability to Family Members. The foregoing restrictions on trading are also applicable to family members’ accounts, accounts subject to the control of personnel subject to this Insider Trading Policy or any family member, and accounts in which personnel subject to this Insider Trading Policy or any family member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Personnel subject to this Insider Trading Policy are responsible for assuring that their family members comply with the foregoing restrictions on trading. For purposes of this Policy, "Family Members" include one’s spouse and all members of the family who reside in one's home.

Rule 10b5-1 Trading Plans. Notwithstanding the restrictions stated in this Section VI, such restrictions shall not apply to purchases or sales of securities of the Company made by the persons covered hereby who have entered into a written trading plan that complies with Rule 10b5-1 of the Exchange Act (a “Trading Plan”) in accordance with the Company’s separate Rule 10b5-1 guidelines, which are attached as Exhibit B hereto.

VII.	INVESTIGATIONS; SUPERVISION

If any person subject to this Insider Trading Policy has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should report this to a Compliance Officer immediately.

If any person subject to this Insider Trading Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this to a Compliance Officer immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

VIII.	LIABILITY OF THE COMPANY

The adoption, maintenance and enforcement of this Insider Trading Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Insider Trading Policy.

Questions. All questions regarding this Insider Trading Policy should be directed to the Compliance Officers.